The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159395
Subject To Completion, Dated June 10, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 4, 2009)

           Shares

Common Stock

We are offering           shares of our common stock to be sold in this offering.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PNFP.” On June 9, 2009, the closing sale price of our common stock was $14.69 per share, as reported on the NASDAQ Global Select Market.

Investing in our securities involves risks. You should carefully read this prospectus supplement, the accompanying prospectus, our periodic reports and other information we file with the Securities and Exchange Commission, or the SEC, and any information under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement before making a decision to purchase our securities.

Per
	Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters also may purchase up to an additional           shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the SEC, any state securities commission, the Federal Deposit Insurance Corporation, or the FDIC, the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters expect to deliver the shares to purchasers against payment on or about June   , 2009.

RAYMOND JAMES

The date of this prospectus supplement is June   , 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the common stock offered hereby. Some of the information in the accompanying prospectus may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of this offering in the prospectus supplement differs from the description of our common stock in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may only be used where it is legal to sell our common stock. You should not assume that the information that appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Unless this prospectus supplement indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Pinnacle Financial” or the “Company” as used in this prospectus supplement refer to Pinnacle Financial Partners, Inc. and its subsidiaries, including Pinnacle National Bank, which we sometimes refer to as “Pinnacle National,” the “bank,” our “bank subsidiary” or our “bank.” Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriter is not exercised in whole or in part.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “expect,” “anticipate,” “intend,” “consider,” “plan,” “project,” “believe,” “probably,” “potentially,” “outlook,” “seek,” “should,” “estimate,” and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Pinnacle Financial’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors including, without limitation, those described below under “Risk Factors,” and those described in “Item 1A —

i

Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2008, and include, among other factors:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	continuation of the historically low short-term interest rate environment;

•	the inability of Pinnacle Financial to continue to grow its loan portfolio at historic rates in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	increased competition with other financial institutions;

•	greater than anticipated deterioration or lack of sustained growth in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, particularly in commercial and residential real estate markets;

•	rapid fluctuations or unanticipated changes in interest rates;

•	the development of any new market other than Nashville or Knoxville;

•	a merger or acquisition;

•	any activity in the capital markets that would cause Pinnacle Financial to conclude that there was impairment of any asset, including intangible assets;

•	the impact of governmental restrictions on entities participating in the Capital Purchase Program of the U.S. Department of the Treasury, or the Treasury; and

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy.

Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. Pinnacle Financial does not intend to update or reissue any forward-looking statements contained in this prospectus supplement as a result of new information or other circumstances that may become known to Pinnacle Financial.

ii

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the common stock offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

Pinnacle Financial Partners, Inc.

Pinnacle Financial Partners, Inc., is the second-largest bank holding company headquartered in Tennessee, with approximately $5.0 billion in assets as of March 31, 2009 and 33 banking offices throughout the Nashville and Knoxville MSAs. Incorporated on February 28, 2000, we own 100% of the capital stock of Pinnacle National Bank, which is our primary business operation. As of March 31, 2009, we had total deposits of approximately $3.8 billion and shareholders’ equity of approximately $631.6 million.

We operate as an urban community bank serving the Nashville-Davidson-Murfreesboro-Franklin MSA, which we refer to as the Nashville MSA, and the Knoxville MSA. As an urban community bank, we provide the personalized service most often associated with small community banks, while offering the sophisticated products and services, such as investments and treasury management, often associated with larger financial institutions. Our banking approach has enabled us to move clients from regional and national financial institutions that historically had the largest market shares in the markets we serve. As a result, in less than ten years, we have grown to capture the fourth largest market share in the Nashville MSA.

Our principal business is to originate loans and fund such loans with customer deposits. Our bank also provides fee-income producing ancillary services, including investment, trust and insurance services. We contract with Raymond James Financial Services, Inc., or RJFS, an independent contractor brokerage affiliate of Raymond James Financial, Inc., to offer and sell various securities and other financial products to the public from our bank’s locations. We also maintain a trust department which provides fiduciary and investment management services for individual and institutional clients. We have also established Pinnacle Advisory Services, Inc., a registered investment advisor, to provide investment advisory services to our clients. Additionally, Miller Loughry Beach Insurance Services, Inc., a wholly-owned subsidiary of our bank, provides insurance products, particularly in the property and casualty area, to our clients.

Business Strategies

Our business strategies are simple and consist of the following:

•	Focus our efforts on small- and medium-sized businesses, real estate professionals and affluent households within the Nashville and Knoxville MSAs. We use one-on-one marketing to establish comprehensive relationships with our clients. As a result, and unlike many of our competitors, we have elected to forego a mass market retail strategy which would include significant expenditures for print and television advertising. Instead, we offer extraordinary convenience to our clients by building a distribution system which includes online banking, telephone banking, remote deposit services and global access to ATMs which provide options to our clients to access our financial services 24/7.

•	Hire and retain highly experienced and qualified banking and financial professionals with successful track records and, for client contact personnel, established books of business. On average, our senior client contact associates have in excess of 20 years experience in their local market. We have also achieved an annual associate retention rate in excess of 90 percent. We believe we will continue to be successful in attracting more market-best associates to our firm as well as retaining our highly experienced and successful group of associates. Our compensation has traditionally included cash incentives and equity based awards to all associates to promote this employment objective, and our compensation expense has traditionally been higher than our peers as a result.

•	Provide distinctive service and effective advice through individualized attention to clients with consistent, local decision-making authority and capitalize on customer dissatisfaction that we believe has been caused by our competitors’ less than satisfactory response to the financial needs of today’s sophisticated consumers and small- to medium-sized businesses. Since we began our company, we have surveyed our customers on numerous matters related to their relationship with us. Historically, customer responses indicate that better than 97 percent believe that we are recognizably better than our competitors in customer service.

•	Offer a full line of financial services from traditional depository and credit products to sophisticated investment, trust and insurance products and services. We offer brokerage products through dual employees licensed by RJFS. As of March 31, 2009, Pinnacle National’s brokerage division, Pinnacle Asset Management, had accumulated approximately $671 million in brokerage assets and, in 2008 and 2007, was the top producer among RJFS branches nationwide. Additionally, our trust department had accumulated approximately $544 million in trust assets under management at March 31, 2009. We use our trust department, Pinnacle Asset Management, and our insurance agency subsidiary, Miller Loughry Beach Insurance Services, Inc., to provide a broad array of sophisticated and convenient investment and insurance products and services.

Recent Developments

We expect our second quarter 2009 performance will include several charges that will negatively impact earnings per share for the three and six months ended June 30, 2009. We expect improved performance levels later in the year. Included in our second quarter results are the following:

•	FDIC Special Insurance Assessment — We expect to incur a $2.5 million pre-tax charge relating to the special assessment imposed on all FDIC-insured institutions. The FDIC has indicated that future special assessments are possible, although the FDIC has not determined the magnitude or timing of any possible future special assessments.

•	Silverton Charge-off — On May 1, 2009, we announced that we charged-off a $21.55 million loan to Silverton Financial Services, Inc., after learning that its subsidiary, Silverton Bank, had been placed in receivership by the Office of the Comptroller of the Currency, or the OCC.

•	Increased Loan Charge-offs — Due to continued stress in the residential construction and development market, we anticipate an increased level of charge-offs in our loan portfolio. We currently expect full year 2009 net charge-offs expressed as a percentage of average loans to approximate 0.80% to 1.00%, exclusive of the Silverton charge-off. We expect the majority of these charge-offs will occur in the second quarter.

•	Increased Allowance For Loan Losses — We expect our allowance for loan losses expressed as a percentage of total loans at the end of the second quarter to be within a range of 1.40% to 1.60%. We expect allowance levels for the remainder of 2009 will fluctuate in response to economic conditions in our markets.

•	Other — We are projecting a slight increase in our net interest margin, as a result of improved loan pricing (in part due to interest rate floors) and a decrease in funding costs, although increased non-performing loans will have a negative impact. Additionally, fee income in the second quarter will likely be flat with the first quarter of 2009; however we continue to experience increased mortgage revenues associated with refinancings. We anticipate modest increases in the second half of 2009 from our other fee business primarily attributable to increased personnel in those areas. We expect a modest increase in expenses, excluding the impact of the FDIC special assessment described above, throughout the remainder of the year due to increased personnel and the addition of two new offices scheduled to open within a few months.

Company Information

We were incorporated in the State of Tennessee on February 28, 2000. Our principal executive offices are located at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and our telephone number at these offices is (615) 744-3700. Our internet address is www.pnfp.com. The information contained on our web site is not part of this prospectus supplement.

The Offering

The following summary contains basic information about our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of our common stock, see “Description of Common Stock” beginning on page S-20.

Common stock we are offering	shares of our common stock, par value $1.00 per share.

Option to purchase additional shares	The underwriter may purchase up to an additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Common stock outstanding after this offering (1)(2)	shares

Net proceeds	The net proceeds of this offering will be approximately $ (after deducting offering expenses payable by us) based on the public offering price of $ per share.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including additional capital contributions to Pinnacle National.

After completion of an evaluation of our capital position, and discussions with our primary regulators, we may seek regulatory approval to redeem all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as our Series A preferred stock, which we issued to the Treasury as part of the Capital Purchase Program, or the CPP, under the Troubled Asset Relief Program, or TARP. We will undertake the proposed redemption with our available cash resources. In addition, we may purchase the remaining outstanding portion of the warrants we issued to the Treasury in connection with that transaction. There can be no assurance as to when, or if, we can redeem our Series A preferred stock or whether we will repurchase the outstanding portion of the warrants following the redemption of the Series A preferred stock.

NASDAQ Global Select Market symbol	PNFP

Risk Factors	An investment in our common stock involves certain risks. You should carefully consider the risks described below under the heading “Risk Factors,” before you purchase any shares of our common stock.

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 24,075,173 shares of common stock outstanding as of June 9, 2009.

(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option, 2,156,421 shares of common stock issuable upon exercise of outstanding options under our equity incentive plans as of June 9, 2009 and 879,910 shares of common stock issuable upon the exercise of various warrants (including the warrant for 534,910 shares of common stock held by the Treasury). Of the options and warrants outstanding as of June 9, 2009, 1,605,981 options were exercisable as of that date at a weighted average exercise price of $13.80. The exercise price for the 534,910 warrants held by the Treasury is $26.64 and for the 345,000 warrants held by our organizers is $5.00.

Summary Consolidated Financial Data

The following table sets forth summary historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our annual report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this prospectus supplement. Except for the data under “Performance Ratios and Other Data” and “Asset Quality Ratios,” the summary historical consolidated financial data as of December 31, 2008, 2007, 2006, 2005 and 2004 and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 is derived from our audited consolidated financial statements and related notes, which were audited by KPMG LLP, an independent registered public accounting firm. The summary historical consolidated financial data as of and for the three months ended March 31, 2009 and March 31, 2008 is derived from unaudited consolidated financial statements for those periods included in our quarterly reports on Form 10-Q for those periods. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods filed in our quarterly report on Form 10-Q for the quarter ended March 31, 2009. The financial condition and results of operations as of and for the three months ended March 31, 2009 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2009. For more information, see the sections entitled “Where You Can Find More Information” and “Incorporation Of Certain Information By Reference.”

	Three Months Ended		For the Years Ended December 31,
	March 31,	March 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(In thousands, except per share data, ratios and percentages)

Statement of Financial Condition Data:
Total assets	$4,952,151	$3,889,286	$4,754,075	$3,794,170	$2,142,187	$1,016,772	$727,139
Loans, net of unearned income	3,473,959	2,866,536	3,354,907	2,749,641	1,497,735	648,024	472,362
Allowance for loan losses	45,334	29,871	36,484	28,470	16,118	7,858	5,650
Total securities	868,472	505,377	849,781	522,685	346,494	279,080	208,170
Goodwill and core deposit intangibles	260,233	260,043	261,032	260,900	125,673	—	—
Deposits and securities sold under agreements to repurchase	3,960,548	3,138,211	3,717,544	3,081,390	1,763,427	875,985	602,655
Advances from FHLB and other borrowings	222,039	168,606	273,609	141,666	53,726	41,500	53,500
Subordinated debt	97,476	82,476	97,476	82,476	51,548	30,929	10,310
Stockholders’ equity	631,646	477,158	627,298	466,610	256,017	63,436	57,880
Income Statement Data:
Interest income	$49,518	$52,161	$206,082	$150,931	$109,696	$46,308	$27,679
Interest expense	20,818	24,802	91,867	75,219	48,743	17,270	7,415

Net interest income	28,700	27,359	114,215	75,712	60,953	29,038	20,264
Provision for loan losses	13,610	1,591	11,214	4,720	3,732	2,152	2,948
Net interest income after provision for loan losses	15,091	25,768	103,001	70,992	57,221	26,886	17,316
Noninterest income	13,136	8,367	34,718	22,521	15,786	5,394	4,978
Noninterest expense	25,243	25,492	94,478	60,480	46,624	21,032	14,803
Income before income taxes	2,983	8,644	43,241	33,033	26,383	11,248	7,491
Income tax expense	893	2,579	12,367	9,992	8,456	3,193	2,172

Net income	$2,090	$6,065	$30,874	$23,041	$17,927	$8,055	$5,319

Preferred dividends and accretion on common stock warrants	1,447	—	309	—	—	—	—

Net income available to common stockholders	$643	$6,065	$30,565	$23,041	$17,927	$8,055	$5,319

	Three Months Ended		For the Years Ended December 31,
	March 31,	March 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(In thousands, except per share data, ratios and percentages)

Per Share Data:
Earnings per share available to common stockholders — basic	$0.03	$0.27	$1.34	$1.43	$1.28	$0.96	$0.69
Weighted average shares outstanding — basic	23,510,944	22,331,398	22,793,699	16,100,076	13,954,077	8,408,663	7,750,943
Earnings per share available to common stockholders — diluted	$0.03	$0.26	$1.27	$1.34	$1.18	$0.85	$0.61
Weighted average shares outstanding — diluted	24,814,408	23,484,754	24,053,972	17,255,543	15,156,837	9,464,500	8,698,139
Book value per common share	$22.57	$21.22	$22.68	$20.96	$16.57	$7.53	$6.90
Common shares outstanding at end of period	24,060,703	22,467,263	23,762,124	22,264,817	15,446,074	8,426,551	8,389,232
Performance Ratios and Other Data:
Return on average assets(1)	0.05%	0.65%	0.74%	0.96%	1.01%	0.93%	0.89%
Return on average stockholders’ equity(1)	0.41%	5.14%	6.13%	8.34%	8.66%	13.23%	12.31%
Net interest margin(2)	2.72%	3.37%	3.17%	3.55%	3.90%	3.60%	3.62%
Net interest spread(3)	2.43%	2.94%	2.78%	2.88%	3.20%	3.16%	3.34%
Noninterest income to average assets	1.09%	0.89%	0.84%	0.94%	0.89%	0.62%	0.83%
Noninterest expense to average assets	2.10%	2.71%	2.30%	2.53%	2.61%	2.42%	2.48%
Efficiency ratio(4)	60.34%	71.35%	63.43%	61.57%	60.76%	61.08%	58.64%
Average loan to average deposit ratio	93.64%	95.84%	97.70%	94.88%	88.73%	81.3%	79.0%
Average interest-earning assets to average interest-bearing liabilities	114.80%	114.30%	115.27%	119.46%	122.10%	120.0%	120.0%
Average equity to average total assets ratio	13.03%	12.57%	12.15%	11.56%	11.64%	7.00%	7.23%
Asset Quality Ratios:
Allowance for loan losses to nonaccrual loans	133.87%	174.44%	335.95%	144.69%	227.98%	1708.26%	1007.13%
Allowance for loan losses to total loans	1.30%	1.04%	1.09%	1.04%	1.08%	1.21%	1.20%
Nonperforming assets to total assets	1.08%	0.53%	0.61%	0.56%	0.37%	0.05%	0.08%
Nonaccrual loans to total loans	0.97%	0.60%	0.32%	0.72%	0.47%	0.07%	0.12%
Net loan charge-offs (recoveries) to average loans(1)	0.56%	0.03%	0.11%	0.06%	0.05%	(0.01)%	0.27%
Capital Ratios:
Leverage(5)	9.7%	8.6%	10.5%	11.6%	9.5%	9.9%	9.7%
Tier 1 risk-based capital	11.8%	9.5%	12.1%	9.5%	10.9%	11.7%	11.7%
Total risk-based capital	13.3%	10.4%	13.5%	10.4%	11.8%	12.6%	12.7%

(1)	Ratios and data for the three months ended March 31, 2009, and March 31, 2008 are annualized.

(2)	Net interest margin is the result of net interest expense for the period divided by average interest earning assets.

(3)	Net interest spread is the result of the difference between the interest yield earned on interest earning assets less the interest paid on interest-bearing liabilities.

(4)	Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income.

(5)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, the risk factors included in our annual report on Form 10-K for the year ended December 31, 2008, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference therein.

Risk Related to Our Business

Recent negative developments in the financial services industry and U.S. and global economy and credit markets have adversely impacted our operations and results and may continue to adversely impact our results in the future.

The global and U.S. economies, and the economies in the markets in which we operate, deteriorated throughout 2008 and the first half of 2009. As a result of these declining economic conditions, we have experienced a significant reduction in our earnings, resulting primarily from provisions for loan losses related to declining collateral values in our construction and development loan portfolio. We believe that this difficult economic environment will continue at least throughout the remainder of 2009 and expect that our results of operations will continue to be negatively impacted as a result. There can be no assurance that the economic conditions that have adversely affected the financial services industry, and the capital, credit and real estate markets generally or us in particular, will improve in 2009, or thereafter, in which case we could continue to experience significant losses and write-downs of assets, and could face capital and liquidity constraints or other business challenges.

Our loan portfolio includes a significant amount of real estate construction and development loans, which have a greater credit risk than residential mortgage loans.

The percentage of real estate construction and development loans in our bank subsidiary’s portfolio was approximately 19.4% of total loans at March 31, 2009. This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending because the principal is concentrated in a limited number of loans with repayment dependent on the successful operation of the related real estate project. Consequently, these loans are more sensitive to the current adverse conditions in the real estate market and the general economy. These loans are generally less predictable and more difficult to evaluate and monitor and the collateral is difficult to dispose of in a market decline like the one we are now experiencing. Throughout 2009, the number of newly constructed homes or lots sold in our market areas has continued to decline, negatively affecting collateral values and contributing to increased provision expense and higher levels of non-performing assets. A continued reduction in residential real estate market prices and demand could result in further price reductions in home and land values adversely affecting the value of collateral securing the construction and development loans that we hold, as well as our levels of non-performing assets, loan originations and gains on sale of loans, all of which would negatively impact our financial condition and results of operations.

We have a concentration of credit exposure to borrowers in certain industries and we also target small to medium-sized businesses.

At March 31, 2009, we had significant credit exposures to borrowers in the trucking industry, commercial and residential building lessors, new home builders and land subdividers. All of these industries are experiencing adversity in the current recession and, as a result, some borrowers in these industries have been unable to perform their obligations under their existing loan agreements with us, which has negatively impacted our results of operations. If the current recessionary environment continues, additional borrowers in these, and other industries, may be unable to meet their obligations under their existing loan agreements, which could cause our earnings to be negatively impacted, causing the value of our common stock to decline. Furthermore, any of our large credit exposures that deteriorates unexpectedly could cause us to have to make significant additional loan loss provisions, negatively impacting our earnings. In May 2009, we charged off in full a $21.5 million loan to Silverton Financial Services, the parent of Silverton Bank, which was placed in receivership by the OCC on May 1, 2009. This loan was our only bank holding company loan.

Additionally, a substantial focus of our marketing and business strategy is to serve small to medium-sized businesses in the Nashville and Knoxville MSAs. As a result, a relatively high percentage of our loan portfolio consists of commercial loans primarily to small to medium-sized businesses. At March 31, 2009, our commercial and industrial loans accounted for almost 28% of our total loans. During periods of economic weakness like those we are currently experiencing, small to medium-sized businesses may be impacted more severely and more quickly than larger businesses. Consequently, the ability of such businesses to repay their loans may deteriorate, and in some cases this deterioration may occur quickly, which would adversely impact our results of operations and financial condition.

We are geographically concentrated in the Nashville, Tennessee and Knoxville, Tennessee MSAs, and changes in local economic conditions impact our profitability.

We currently operate primarily in the Nashville, Tennessee and Knoxville, Tennessee MSAs, and most of our loan, deposit and other customers live or have operations in these areas. Accordingly, our success significantly depends upon the growth in population, income levels, deposits and housing starts in these markets, along with the continued attraction of business ventures to the areas, and our profitability is impacted by the changes in general economic conditions in these markets. Economic conditions in the Nashville and Knoxville MSAs have weakened in 2009, negatively affecting our operations, particularly the real estate construction and development segment of our loan portfolio. We cannot assure you that economic conditions in our markets will improve over the remainder of 2009 or during 2010 or thereafter, and continued weak economic conditions in our markets could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations.

We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or return of more favorable economic conditions in our primary market areas if they do occur.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

If loan customers with significant loan balances fail to repay their loans, our earnings and capital levels will suffer. We make various assumptions and judgments about the probable losses in our loan portfolio, including the creditworthiness of our borrowers and the value of any collateral securing the loans. We maintain an allowance for loan losses to cover our estimate of the probable losses in our loan portfolio. In determining the size of this allowance, we rely on an analysis of our loan portfolio based on volume and types of loans, internal loan classifications, trends in classifications, volume and trends in delinquencies, nonaccruals and charge-offs, national and local economic conditions, industry and peer bank loan quality indications, and other pertinent factors and information. If our assumptions are inaccurate, our current allowance may not be sufficient to cover potential loan losses, and additional provisions may be necessary which would decrease our earnings.

In addition, federal and state regulators periodically review our loan portfolio and may require us to increase our allowance for loan losses or recognize loan charge-offs. Their conclusions about the quality of our loan portfolio may be different than ours. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results. Moreover, additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our management’s control.

We cannot predict the effect on our operations of recent legislative and regulatory initiatives that were enacted in response to the ongoing financial crisis.

The U.S. federal, state and foreign governments have taken or are considering extraordinary actions in an attempt to deal with the worldwide financial crisis and the severe decline in the global economy. To the extent adopted, many of these actions have been in effect for only a limited time, and have produced limited or no relief to the capital, credit and real estate markets. There is no assurance that these actions or other actions under consideration will ultimately be successful.

In the United States, the federal government has adopted the Emergency Economic Stabilization Act of 2008 (enacted on October 3, 2008), or EESA, and the American Recovery and Reinvestment Act of 2009 (enacted on February 17, 2009), or ARRA. With authority granted under these laws, the Treasury has proposed a financial stability plan that is intended to:

•	provide for the government to invest additional capital into banks and otherwise facilitate bank capital formation;

•	temporarily increase the limits on federal deposit insurance; and

•	provide for various forms of economic stimulus, including to assist homeowners restructure and lower mortgage payments on qualifying loans.

There can be no assurance that the financial stability plan proposed by the Treasury, or any other legislative or regulatory initiatives enacted or adopted in response to the ongoing economic crisis, will be effective at dealing with the ongoing economic crisis and improving economic conditions globally, nationally or in our markets or that the measures adopted will not have adverse consequences.

In addition to the EESA and ARRA, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions. Negative developments in the financial services industry and the impact of recently enacted or new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance. In addition, industry, legislative or regulatory developments may cause us to materially change our existing strategic direction, capital strategies, compensation or operating plans.

We may not be able to continue to expand into the Knoxville MSA in the time frame and at the levels that we currently expect.

In order to continue our expansion into the Knoxville MSA, we will be required to hire additional associates and build out a branch network. We cannot assure you that we will be able to hire the number of experienced associates that we need to successfully execute our strategy in the Knoxville MSA, nor can we assure you that the associates we hire will be able to successfully execute our growth strategy in that market. Because we seek to hire experienced associates, the compensation cost associated with these individuals may be higher than that of other financial institutions of similar size in the market. If we are unable to grow our loan portfolio at planned rates, the increased compensation expense of these experienced associates may negatively impact our results of operations. Because there will be a period of time before we are able to fully deploy our resources in the Knoxville MSA, our start up costs, including the cost of our associates and our branch expansion, will negatively impact our results of operations. In addition, if we are not able to expand our branch footprint in the Knoxville MSA in the time period that we have targeted, our results of operations may be negatively impacted. Execution of our growth plans in the Knoxville MSA also depends on continued growth in the Knoxville economy, and continued unfavorable local or national economic conditions could reduce our growth rate, affect the ability of our customers to repay their obligations to us and generally negatively affect our financial condition and results of operations.

Our ability to maintain required capital levels and adequate sources of funding and liquidity could be impacted by changes in the capital markets and deteriorating economic and market conditions.

We are required to maintain certain capital levels in accordance with banking regulations. We must also maintain adequate funding sources in the normal course of business to support our operations and fund outstanding liabilities. Our ability to maintain capital levels, sources of funding and liquidity could be impacted by changes in the capital markets in which we operate and deteriorating economic and market conditions. In addition, we have from time to time supported our capital position with the issuance of trust preferred securities. The trust preferred market has deteriorated significantly since the second half of 2007 and it is unlikely that we would be able to issue trust preferred securities in the future on terms consistent with our previous issuances, if at all.

Failure by our bank subsidiary to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject our bank subsidiary to a variety of enforcement remedies available to the federal regulatory authorities. These include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC.

Noncore funding represents a large component of our funding base.

In addition to the traditional core deposits, such as demand deposit accounts, interest checking, money market savings and certificates of deposits, we utilize several noncore funding sources, such as brokered certificates of deposit, Federal Home Loan Bank, or FHLB, of Cincinnati advances, federal funds purchased and other sources. We utilize these noncore funding sources to fund the ongoing operations and growth of Pinnacle National. The availability of these noncore funding sources are subject to broad economic conditions and, as such, the cost of funds may fluctuate significantly and/or be restricted, thus impacting our net interest income, our immediate liquidity and/or our access to additional liquidity.

Brokered certificates of deposit have received scrutiny from regulators in recent months. We impose upon ourselves limitations as to the absolute level of brokered deposits we may have on our balance sheet at any point in time. The pricing of these deposits are subject to the broader wholesale funding market and may fluctuate significantly in a very short period of time. Additionally, the availability of these deposits is impacted by overall market conditions as investors determine whether to invest in less risky certificates of deposit or in riskier debt and equity markets. As money flows between these various investment instruments, market conditions will impact the pricing and availability of brokered funds, which may negatively impact our liquidity and cost of funds.

The financial media has disclosed that the nation’s FHLB system may be under stress due to deterioration in the financial markets. The capital positions of several FHLB institutions have deteriorated to the point that they may suspend dividend payments to their members. Pinnacle National is a member of the FHLB of Cincinnati which continues to pay dividends. However, should financial conditions continue to weaken, the FHLB system (including the FHLB of Cincinnati) in the future may have to, not only suspend dividend payments, but also curtail advances to member institutions, like Pinnacle National. Should the FHLB system deteriorate to the point of not being able to fund future advances to banks, including Pinnacle National, this would place increased pressure on other wholesale funding sources.

We impose certain internal limits as to the absolute level of noncore funding we will incur at any point in time. Should we exceed those limitations, we may need to modify our growth plans, liquidate certain assets, participate loans to correspondents or execute other actions to allow for us to return to an acceptable level of noncore funding within a reasonable amount of time.

If the federal funds rate remains at current extremely low levels, our net interest margin, and consequently our net earnings, may continue to be negatively impacted.

Because of significant competitive deposit pricing pressures in our market and the negative impact of these pressures on our cost of funds, coupled with the fact that a significant portion of our loan portfolio has variable rate pricing that moves in concert with changes to the Federal Reserve Board’s federal funds rate (which is at an extremely low rate as a result of the current recession), we have experienced net interest margin compression throughout 2008 and in the first quarter of 2009. Because of these competitive pressures, we are unable to lower the rate that we pay on interest-bearing liabilities to the same extent and as quickly as the yields we charge on interest-earning assets. As a result, our net interest margin, and consequently our profitability, has been negatively impacted. If the Federal Reserve’s federal funds rate remains at extremely low levels, our higher funding costs may continue to negatively impact our net interest margin and results of operations.

Fluctuations in interest rates could reduce our profitability.

The absolute level of interest rates as well as changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense. Interest rate fluctuations are caused by many factors which, for the most part, are not under our control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting negotiations that occur with our customers also impact the rates we collect on loans and the rates we pay on deposits.

As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses.

A decline in our stock price or expected future cash flows, or a material adverse change in our results of operations or prospects, could result in impairment of our goodwill.

A significant and sustained decline in our stock price and market capitalization below book value, a significant decline in our expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of our goodwill. If we were to conclude that a write-down of our goodwill is necessary, then the appropriate charge would likely cause a material less.

National or state legislation or regulation may increase our expenses and reduce earnings.

Changes in tax law, federal legislation, regulation or policies, such as bankruptcy laws, deposit insurance, and capital requirements, among others, can result in significant increases in our expenses and/or charge-offs, which may adversely affect our earnings. Changes in state or federal tax laws or regulations can have a similar impact.

Competition with other banking institutions could adversely affect our profitability.

A number of banking institutions in the Nashville market have higher lending limits, more banking offices, and a larger market share of loans or deposits. In addition, our asset management division competes with numerous brokerage firms and mutual fund companies which are also much larger. In some respects, this may place these competitors in a competitive advantage, although many of our customers have selected us because of service quality concerns at the larger enterprises. This competition may limit or reduce our profitability, reduce our growth and adversely affect our results of operations and financial condition.

Loss of our senior executive officers or other key employees could impair our relationship with our customers and adversely affect our business.

We have assembled a senior management team which has substantial background and experience in banking and financial services in the Nashville market. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

The limitations on bonuses, retention awards, severance payments and incentive compensation contained in ARRA may adversely affect our ability to retain our highest performing employees.

For so long as any equity securities that we issued to the Treasury under the CPP remain outstanding, ARRA restricts bonuses, retention awards, severance payments and other incentive compensation payable to our five senior executive officers and up to the next 20 highest paid employees. Depending upon the final regulations issued under ARRA, it is possible that we may be unable to create a compensation structure that permits us to retain our highest performing employees or recruit additional employees, especially if we are competing against institutions that are not subject to the same restrictions. If this were to occur, our business and results of operations could be materially adversely affected.

We may not be able to repurchase the Series A preferred stock as soon as we desire.

We may in the future seek to repurchase our Series A preferred stock and the then-outstanding portion of warrants held by the Treasury and issued under the CPP. These transactions are subject to regulatory approval. We can make no assurances as to when, or if, we will receive such approval. Until such time as the Series A preferred stock is redeemed, we will remain subject to the terms and conditions of the agreements that we entered into with the Treasury in connection with the CPP, including the requirement that we must obtain regulatory approval to pay dividends on our common stock or, with some exceptions, to repurchase shares of our common stock. Further, our continued participation in the CPP subjects us to increased regulatory and legislative oversight. ARRA includes amendments to the executive compensation provisions of EESA under which the CPP was established. These amendments apply not only to future participants under the CPP, but also apply retroactively to companies like ours that are current participants under the CPP. The full scope and impact of these amendments are uncertain and difficult to predict. These new and future legal requirements and implementing standards under the CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on CPP participants, including us. They may require significant time, effort and resources on our part to ensure compliance.

Our business is dependent on technology, and an inability to invest in technological improvements may adversely affect our results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. We have made significant investments in data processing, management information systems and internet banking accessibility. Our future success will depend in part upon our ability to create additional efficiencies in our operations through the use of technology, particularly in light of our past and projected growth strategy. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot make assurances that our technological improvements will increase our operational efficiency or that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We are subject to various statutes and regulations that may impose additional costs or limit our ability to take certain actions.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth. Recent bank and thrift closures have depleted the Deposit Insurance Fund, and the FDIC has recently issued a special assessment upon insured institutions to seek to recapitalize the fund. The FDIC has indicated it is likely that it will have an additional special assessment in the fourth quarter of 2009 and that further special assessments may take place. Any future special assessment would negatively impact our results of operations.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Risks Related to Our Common Stock and this Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The price of our common stock on the NASDAQ Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate and there can be no assurance about the market prices for our common stock.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	our financial condition, performance, creditworthiness and prospects;

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events; and

•	the relatively low trading volume of our common stock.

Even though our common stock is currently traded on the NASDAQ Global Select Market, it has less liquidity than many other stocks quoted on a national securities exchange.

The trading volume in our common stock on the NASDAQ Global Select Market has been relatively low when compared with larger companies listed on the NASDAQ Global Select Market or other stock exchanges. Although we have experienced increased liquidity in our stock, we cannot say with any certainty that a more active and liquid trading market for our common stock will continue to develop. Because of this, it may be more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares.

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. We can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common stock has fluctuated significantly, and may fluctuate in the future. These fluctuations may be unrelated to our performance. General market or industry price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

The Series A preferred stock impacts net income available to our common shareholders and our earnings per share.

As long as shares of our Series A preferred stock are outstanding, no dividends may be paid on our common stock unless all dividends on the Series A preferred stock have been paid in full. Additionally, for so long as the Treasury owns shares of the Series A preferred stock, we are not permitted to pay cash dividends on our common stock without the Treasury’s consent. The dividends declared on shares of our Series A preferred stock will reduce the net income available to common shareholders and our earnings per share of common stock. Additionally, warrants to purchase our common stock issued to the Treasury, in conjunction with the issuance of the Series A Preferred Stock, may be dilutive to our earnings per share.

Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors. To date, we have not paid any cash dividends on our common stock and we do not believe that we will consider paying dividends until Pinnacle National has reached a level of profitability appropriate to fund such dividends and support asset growth.

Holders of the Series A preferred stock have rights that are senior to those of our common shareholders.

The Series A preferred stock that we have issued to the Treasury is senior to our shares of common stock and holders of the Series A preferred stock have certain rights and preferences that are senior to holders of our common stock. The Series A preferred stock ranks senior to our common stock and all other equity securities of ours designated as ranking junior to the Series A preferred stock. So long as any shares of the Series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our bank subsidiary also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A preferred stock for all prior dividend periods, other than in certain circumstances described more fully below. Furthermore, the Series A preferred stock is entitled to a liquidation preference over shares of our common stock in the event of our liquidation, dissolution or winding up.

Holders of the Series A preferred stock have limited voting rights.

Except as otherwise required by law and in connection with the election of directors to our board of directors in the event that we fail to pay dividends on the Series A preferred stock for an aggregate of at least six quarterly dividend periods (whether or not consecutive), holders of the Series A preferred stock have limited voting rights. So long as shares of the Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or our amended and restated charter, the vote or consent of holders owning at least 66 2/3% of the shares of Series A preferred stock outstanding is required for: (1) any authorization or issuance of shares ranking senior to the Series A preferred stock; (2) any amendment to the rights of the Series A preferred stock so as to adversely affect the rights, preferences, privileges or voting power of the Series A preferred stock; or (3) consummation of any merger, share exchange or similar transaction unless the shares of Series A preferred stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of Series A preferred stock remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the shares of Series A preferred stock.

Holders of the Series A preferred stock may, under certain circumstances, have the right to elect two directors to our board of directors.

In the event that we fail to pay dividends on the Series A preferred stock for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of the Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.

We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our capital at desired or regulatory-required levels or to replace existing capital such as our Series A preferred stock, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. Except as described under “Underwriting” below, we are not restricted from issuing such additional shares. We may sell any shares that we issue at prices below the current market price of shares, and the sale of these shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions.

Offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or Pinnacle National’s capital ratios fall below the required minimums, we or Pinnacle National could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Holders of Pinnacle Financial’s trust preferred securities have rights that are senior to those of Pinnacle Financial’s common shareholders.

Pinnacle Financial has supported its continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At March 31, 2009, Pinnacle Financial had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $82.5 million. Payments of the principal and interest on the trust preferred securities of these trusts are conditionally guaranteed by Pinnacle Financial. Further, the accompanying junior subordinated debentures Pinnacle Financial issued to the trusts are senior to Pinnacle Financial’s shares of common stock. As a result,

Pinnacle Financial must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of Pinnacle Financial’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on Pinnacle Financial’s common stock. Pinnacle Financial has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.

If a change in control is delayed or prevented, the market price of our common stock could be negatively affected.

Provisions in our corporate documents, as well as certain federal and state regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our charter also will make it more difficult for an outside shareholder to remove our current board of directors or management.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered hereby will be approximately $      (or approximately $      if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering for general corporate purposes, including additional capital contributions to Pinnacle National.

After completion of an evaluation of our capital position, and discussions with our primary regulators, we may seek regulatory approval to redeem all of the shares of our Series A preferred stock that we issued to the Treasury as part of the CPP under the TARP. We will undertake the proposed redemption with our available cash resources. In addition, we may purchase the remaining outstanding portion of the warrants we issued to the Treasury in connection with that transaction. There can be no assurance as to when, or if, we can redeem our Series A preferred stock or whether we will repurchase the outstanding portion of the warrants following the redemption of the Series A preferred stock.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis after giving effect to the sale and issuance of shares of common stock in this offering at a public offering price of $ per share and our receipt of $ in estimated net proceeds from this offering after deducting the underwriting discount and estimated offering expenses of this offering.

The information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements that are included in our annual report on Form 10-K for the year ended December 31, 2008, and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2009
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands)

Long-term debt:
Subordinated debt	$97,476	$97,476
Stockholders’ equity:
Preferred stock, no par value
Authorized shares — 10,000,000
Issued shares — 95,000 shares — Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1,000 liquidation value	88,608	88,608
Common stock, par value $1.00 per share
Authorized shares — 90,000,000
Issued shares — 24,060,703 actual , as adjusted	24,061
Common stock warrants	6,697	6,697
Additional paid-in capital	418,217
Retained earnings	85,380
Accumulated other comprehensive income, net of taxes	8,684

Total stockholders’ equity	$631,646

Total long-term debt and stockholder’s equity	$729,122

PRICE RANGE OF COMMON STOCK

The following table presents the range of high and low sale prices of our common stock reported on the NASDAQ Global Select Market for the periods shown below:

	Sale Price per Share
	High	Low

Year Ended December 31, 2007
First Quarter	$33.85	$29.40
Second Quarter	$31.48	$28.27
Third Quarter	$31.31	$21.62
Fourth Quarter	$30.93	$24.85

Year Ended December 31, 2008
First Quarter	$26.78	$20.82
Second Quarter	$29.29	$20.05
Third Quarter	$36.57	$19.30
Fourth Quarter	$32.00	$22.01

Year Ending December 31, 2009
First Quarter	$29.90	$13.32
Second Quarter (through June 9, 2009)	$24.01	$13.60

As of June 9, 2009, there were approximately 4,141 holders of record of our common stock and approximately 24,075,173 shares of our common stock outstanding. On June 9, 2009, the closing sale price for our common stock was $14.69 per share, as reported on the NASDAQ Global Select Market.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our inception, and we do not anticipate that we will pay cash dividends on our common stock in the foreseeable future.

We are a legal entity separate and distinct from Pinnacle National. Over time, the principal source of our cash flow, including cash flow to pay dividends to our holders of trust preferred securities, holders of the Series A preferred stock we issued to Treasury in connection with the CPP and our common stock shareholders, will be dividends that Pinnacle National pays to us as its sole shareholder. Under Tennessee law, we are not permitted to pay dividends if, after giving effect to such payment, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts needed to satisfy any preferential rights if we were dissolving. In addition, in deciding whether or not to declare a dividend of any particular size, our board of directors must consider our current and prospective capital, liquidity, and other needs.

In addition to the limitations on our ability to pay dividends under Tennessee law, our ability to pay dividends on our common stock is also limited by our participation in the CPP and by certain statutory or regulatory limitations. Prior to December 12, 2011, unless we have redeemed the Series A preferred stock issued to the Treasury in the CPP or the Treasury has transferred the Series A preferred stock to a third party, the consent of the Treasury must be received before we can declare or pay any cash dividend or make any distribution on our common stock. Furthermore, if we are not current in the payment of quarterly dividends on the Series A preferred stock, we cannot pay dividends on our common stock.

Statutory and regulatory limitations also apply to Pinnacle National’s payment of dividends to us. Pinnacle National is required by federal law to obtain the prior approval of the OCC for payments of dividends if the total of all dividends declared by its board of directors in any year will exceed (1) the total of Pinnacle

National’s net profits for that year, plus (2) Pinnacle National’s retained net profits of the preceding two years, less any required transfers to surplus.

The payment of dividends by Pinnacle National and us may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the OCC, Pinnacle National was engaged in or about to engage in an unsafe or unsound practice, the OCC could require, after notice and a hearing, that Pinnacle National stop or refrain from engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our amended and restated charter and bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated charter and bylaws, copies of which have been filed with the SEC and are also available upon request from us.

General

The authorized capital stock of Pinnacle Financial consists of 90 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value. As of June 9, 2009, 24,075,173 shares of Pinnacle Financial common stock were outstanding, and 95,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A were outstanding. The remaining shares of preferred stock, other than the shares currently issued as Series A preferred stock, may be issued in one or more series with those terms and at those times and for any consideration as the Pinnacle Financial board of directors determines. As of June 9, 2009, 2,156,421 shares of Pinnacle Financial common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, 345,000 shares were reserved for issuance upon exercise of warrants issued to Pinnacle Financial’s organizers and 534,910 shares were reserved for issuance upon exercise of the warrant issued to the Treasury in connection with its acquisition of the Series A preferred stock.

The outstanding shares of Pinnacle Financial common stock are fully paid and nonassessable. Holders of Pinnacle Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Pinnacle Financial common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The Pinnacle Financial common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.

Subject to the preferences applicable to any shares of Pinnacle Financial preferred stock outstanding at the time, including the Series A preferred stock described below, holders of Pinnacle Financial common stock are entitled to, in the event of liquidation, share ratably in all assets remaining after payment of liabilities.

Series A Preferred Stock

As part of the CPP, we entered into a purchase agreement with the Treasury pursuant to which we issued and sold to the Treasury 95,000 shares of our Series A preferred stock having a liquidation preference of $1,000 per share. We issued to the Treasury in connection with the Series A preferred stock transaction a ten-year warrant relating to the purchase of up to 534,910 shares of our common stock at an initial exercise price of $26.64 per share. Cumulative dividends on the Series A preferred stock will accrue on the liquidation preference at a rate per annum of 5% for the first five years, and at a rate per annum of 9% thereafter, but will be paid only if, as, and when declared by our board of directors. The Series A preferred stock has no maturity date and ranks senior to our common stock with respect to the payment of dividends and distributions and amounts payable upon our liquidation, dissolution, and winding up. The Series A preferred stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of voting parity stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series A preferred stock, and on certain other matters to the extent required by law. Our ability to repurchase the Series A preferred stock is subject to certain limitations set forth in the purchase agreements relating thereto, including the need to obtain certain regulatory approvals.

Prior to December 12, 2011, unless we have repurchased the Series A preferred stock or the Treasury has transferred the Series A preferred stock to a third party, the consent of the Treasury will be required for us to declare or pay any dividend or make any distribution on our common stock or redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreement associated with the issuance of these shares.

Election of Directors

Pinnacle Financial’s amended and restated charter and bylaws provide that the Pinnacle Financial board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Pinnacle Financial are elected at each annual meeting of the shareholders. In addition, Pinnacle Financial’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the Pinnacle Financial board of directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of Pinnacle Financial through an increase in the number of directors on the Pinnacle Financial board of directors and the election of designated nominees to fill newly created vacancies.

In the event that Pinnacle Financial fails to pay dividends on the Series A preferred stock for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting Pinnacle Financial’s board of directors will be increased by two. Holders of the Series A preferred stock, together with the holders of any outstanding voting parity stock, voting as a single class, will be entitled to elect the two additional members of Pinnacle Financial’s board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.

Dividends

Holders of Pinnacle Financial’s common stock are entitled to receive dividends when, as and if declared by Pinnacle Financial’s board of directors out of funds legally available for dividends. Pinnacle Financial has never declared or paid any dividends on its common stock. In order to pay any dividends, Pinnacle Financial will need to receive dividends from Pinnacle National or have other sources of funds. As a national bank, Pinnacle National can only pay dividends to Pinnacle Financial if it has retained earnings for the current fiscal year and the preceding two fiscal years, and if it has a positive retained earnings account. At March 31, 2009, Pinnacle National’s retained earnings available for dividends were $55.4 million. In addition, its ability to pay dividends or otherwise transfer funds to Pinnacle Financial is subject to various regulatory restrictions. See “Dividend Policy” above.

Pursuant to the purchase agreement between Pinnacle Financial and the Treasury, we agreed that, beginning December 12, 2008, for a period of three years, unless we have redeemed the Series A preferred stock or the Treasury has transferred the Series A preferred stock to a third party, the consent of the Treasury will be required for us to (i) declare or pay any dividend or make any distribution on our common stock or (ii) redeem, purchase or acquire any shares of common stock or other equity or capital securities of Pinnacle Financial, or any trust preferred securities issued by us or an affiliate of ours, other than the Series A preferred stock, other than in connection with benefit plans consistent with past practice and in certain other circumstances specified in the purchase agreement.

Pinnacle Financial’s ability to pay dividends to its shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to its common stock and other factors deemed relevant by Pinnacle Financial’s board of directors. Pinnacle Financial currently intends to retain any future earnings to fund the development and growth of the company’s business. Therefore, Pinnacle Financial does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Corporate Transactions

Pinnacle Financial’s amended and restated charter, with exceptions, requires that any merger or similar transaction involving Pinnacle Financial or any sale or other disposition of all or substantially all of Pinnacle Financial’s assets will require the affirmative vote of a majority of its directors then in office and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the transaction. However, if Pinnacle Financial’s board of directors has approved the particular transaction by the affirmative vote of two-thirds of the entire board, then the applicable provisions of Tennessee law would govern and subject to the terms of the Series A preferred stock, shareholder approval of the transaction would require only the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the transaction. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the amendment; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the amendment.

Pinnacle Financial’s charter describes the factors that its board of directors must consider in evaluating whether an acquisition proposal made by another party is in Pinnacle Financial’s shareholders’ best interests. The term “acquisition proposal” refers to any offer of another party to:

•	make a tender offer or exchange offer for Pinnacle Financial’s common stock or any other equity security of Pinnacle Financial;

•	merge or combine Pinnacle Financial with another corporation; or

•	purchase or otherwise acquire all or substantially all of the properties and assets owned by Pinnacle Financial.

The board of directors, in evaluating an acquisition proposal, is required to consider all relevant factors, including:

•	the expected social and economic effects of the transaction on Pinnacle Financial’s employees, clients and other constituents, such as its suppliers of goods and services;

•	the payment being offered by the other corporation in relation to (1) Pinnacle Financial’s current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors’ estimate of Pinnacle Financial’s future value as an independent company at the time of the proposal; and

•	the expected social and economic effects on the communities within which Pinnacle Financial operates.

Pinnacle Financial has included this provision in its amended and restated charter because serving its community is one of the reasons for organizing Pinnacle National. As a result, the board of directors believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of the common stock at the time of the proposal.

While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, the board believes it is appropriate also to consider all other relevant factors. For example, the board will evaluate what is being offered in relation to the current value of Pinnacle Financial at the time of the proposal as determined in a freely negotiated transaction and in relation to the board’s estimate of the future value of Pinnacle Financial as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Pinnacle Financial’s current value, but also its future value.

One effect of the provision requiring Pinnacle Financial’s board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In Pinnacle Financial’s board’s opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire the company through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging Pinnacle Financial in costly litigation.

The applicable charter provisions would not make an acquisition proposal regarded by the board as being in Pinnacle Financial’s best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in Pinnacle Financial’s best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

Pinnacle Financial’s amended and restated charter provides that all extraordinary corporate transactions must be approved by two-thirds of the directors and a majority of the shares entitled to vote or a majority of the directors and two-thirds of the shares entitled to vote.

In addition to the provisions described above with respect to board and shareholder approval required for certain corporate transactions, for so long as any shares of Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by Pinnacle Financial’s amended and restated charter, the vote or consent of the holders of at least 66 2/3% of the shares of Series A preferred stock at the time outstanding, voting separately as a single class, is also necessary for effecting or validating any consummation of a binding share exchange or reclassification involving the Series A preferred stock or of a merger or consolidation of Pinnacle Financial with another entity, unless the shares of Series A preferred stock remain outstanding following any such transaction or, if Pinnacle Financial is not the surviving entity, are converted into or exchanged for preference securities of the surviving entity and such remaining outstanding shares of Series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A preferred stock, taken as a whole.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such a person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to Pinnacle Financial because its amended and restated charter does not contain a specific provision “opting in” to the act as is required.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”) and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to Pinnacle Financial, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.

The Tennessee Business Combination Act generally prohibits a “business combination” by Pinnacle Financial or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Pinnacle Financial or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Pinnacle Financial’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Pinnacle Financial stock.

Pinnacle Financial’s charter does not have special requirements for transactions with interested parties; however, all business combinations, as defined above, must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Pinnacle Financial may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Pinnacle Financial or Pinnacle Financial makes an offer, or at least equal value per share, to all shareholders of such class.

Indemnification

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Pinnacle Financial’s amended and restated charter provides that it will indemnify its directors and officers to the maximum extent permitted by the TBCA. Pinnacle Financial’s bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that Pinnacle Financial will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes Pinnacle Financial with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that Pinnacle Financial will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the directors or officer acted in a manner he or she in good faith believed to be in or not opposed to Pinnacle Financial’s best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Pinnacle Financial’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Pinnacle Financial’s amended and restated charter and bylaws also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Pinnacle Financial can also provide for greater indemnification than is provided for in the bylaws if Pinnacle Financial chooses to do so, subject to approval by its shareholders and the limitations provided in its amended and restated charter as discussed in the subsequent paragraph.

Pinnacle Financial’s amended and restated charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to Pinnacle Financial and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to Pinnacle Financial or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

Pinnacle Financial’s amended and restated charter does not eliminate or limit Pinnacle Financial’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that Pinnacle Financial may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not Pinnacle Financial would have had the power to indemnify against such liability.

Listing Agent

Registrar and Transfer Company serves as the registrar and transfer agent for our common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax laws or any state, local or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of our common stock.

For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

•	an individual that is a citizen or resident of the United States;

•	a corporation, other entity treated as a corporation for U.S. federal income tax purposes, or partnership that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, provided that, (1) a court within the United States is able to exercise primary supervision over its administration or one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Distributions

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Except as described below, if you are a non-U.S. holder of common stock, distributions made to you out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate), unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and you have not claimed the dividends are eligible for any treaty benefits as income that is not attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain from U.S. sources that you recognize on a disposition of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold our common stock as a capital asset, and you are present in the United States for 183 or more days in the taxable year of the disposition; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

“Effectively connected” gains are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

An individual non-U.S. holder described in the second bullet point above will only be subject to U.S. federal income tax on the gain from the sale of our common stock to the extent such gain is deemed to be from U.S. sources, which will generally only be the case where the individual’s tax home is in the United States. An individual’s tax home is generally considered to be located at the individual’s regular or principal (if more than one regular) place of business. If the individual has no regular or principal place of business because of the nature of the business, or because the individual is not engaged in carrying on any trade or business, then the individual’s tax home is his regular place of abode. If an individual non-U.S. holder is described in the second bullet point above, and the individual non-U.S. holder’s tax home is in the United States, then the non-U.S. holder may be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S. source capital losses.

We believe we currently are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death generally will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

This section is specifically relevant to you if you propose to invest in the common stock described in this prospectus supplement on behalf of an employee benefit plan which is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, or Section 4975 of the Code or on behalf of any other entity the assets of which are “plan assets” under ERISA, which we refer to individually as a Plan and collectively as Plans. If you are proposing to invest in the common stock on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the common stock described in this prospectus supplement on behalf of an employee benefit plan which is subject to laws which have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, which we refer to as Similar Laws, in which event you also should consult your legal counsel before making such investment.

Unless otherwise indicated in the applicable prospectus supplement, our common stock may, subject to certain legal restrictions, be held by (1) pension, profit sharing, and other employee benefit plans which are subject to Title I of ERISA, (2) Plans, accounts, and other arrangements that are subject to Section 4975 of the

Code, or provisions under Similar Laws, and (3) entities whose underlying assets are considered to include “plan assets” of any such Plans, accounts, or arrangement. Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such Plan, account, or arrangement must determine that the purchase and holding of an interest in our common stock is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June   , 2009, the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock set forth opposite their names below:

Underwriters	Number of Shares

Raymond James & Associates, Inc.

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the common stock offered by this prospectus supplement are subject to approval by its counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement, if any are purchased, other than those covered by the option to purchase additional shares described below.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of           additional shares of common stock, at the same price per share as they are paying for the shares shown in the table above. If the underwriters exercise their option to purchase any of the additional           shares, each underwriter, subject to certain conditions, will become obligated to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are being sold.

Commission and Discounts

The underwriters propose to offer the common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not to exceed $      per share. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters’ option to purchase additional shares. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to below, will be approximately $     .

	Per Share	Without Option	With Option

Underwriting discount payable by us	$	$	$

Indemnification

We have agreed to indemnify the underwriters against various liabilities, including certain liabilities under the Securities Act, and the Exchange Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Purchases by Directors and Officers

At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus supplement for sale to our directors, officers, employees, business associates and related persons at the public offering price set forth on the cover page of this prospectus supplement. These persons must commit to purchase from an underwriter or selected dealer at the same time as the general public. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares purchased by our directors or executive officers will be subject to the lock-up agreements described below. We are not making loans to these persons to purchase such shares.

Lock-up Agreements

Subject to specified exceptions, each of our directors and our executive officers have agreed for a period of 90 days after the date of this prospectus supplement, not to directly or indirectly: (1) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any stock, options, warrants or other securities of the Company, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any stock, options, warrants or other securities of the Company held or deemed to be beneficially owned by the person or entity without the prior written consent of Raymond James & Associates, Inc. or (2) exercise or seek to exercise or effectuate in any manner any rights of any nature that the person or the entity has or may have hereafter to require us to register under the Securities Act, the sale, transfer or other disposition of any of the securities held or deemed to be beneficially owned by the person or entity, or to otherwise participate as a selling securityholder in any manner in any registration by us under the Securities Act.

In addition we have agreed that for 90 days after the date of this prospectus, we will not directly or indirectly without the prior written consent of Raymond James & Associates, Inc.: (1) offer for sale, sell, pledge or otherwise dispose (or enter into any transaction or device that is designed to, or reasonably could be expected to, result in the disposition by any person within the 90-day restricted period) of any shares of common stock or securities convertible into or exchangeable for common stock, or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock whether any transaction described in clause (1) or (2) above is settled by delivery of common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities, or (4) publicly disclose the intention to do any of the foregoing. The restrictions contained in the preceding sentence shall not apply to (a) the shares of common stock being sold under this prospectus supplement; (b) the issuance of shares of our common stock or options to purchase our common stock pursuant to existing employee benefit plans; (c) the conversion or exchange of currently outstanding convertible or exchangeable securities; or (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day restricted period.

The 90-day lock-up periods described in the preceding paragraphs will automatically be extended if (1) during the last 17 days of the 90-day lock-up periods, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up periods, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up periods, then the lock-up periods shall automatically be extended and the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, as applicable, unless Raymond James & Associates, Inc. waives, in writing, such extension. Raymond James & Associates, Inc. may release any of the securities subject to these lock-up agreements at any time without notice.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of our common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of our common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

In connection with this transaction, the underwriters may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market, prior to the pricing and completion of this offering. Passive market making is permitted by SEC Regulation M and consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on the NASDAQ Global Select Market or otherwise.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by its affiliates. Other than the prospectus supplement in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PNFP.”

Selling Restrictions

Public Offer Selling Restrictions Under the Prospectus Directive

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus supplement pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression of an “offer to securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers of the securities or the underwriters.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article (2)(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling under Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Affiliations

Each of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. Pinnacle National contracts with Raymond James Financial Services, Inc., an independent contractor brokerage affiliate of Raymond James Financial, Inc., to offer and sell various securities and other financial products to the public from Pinnacle National’s locations. We expect to continue to use Raymond James & Associates, Inc. and it affiliates for various services in the future.

EXPERTS

The consolidated financial statements of Pinnacle Financial as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 consolidated financial statements refers to a change in accounting for split dollar life insurance arrangements in 2008 and a change in accounting for uncertainty in income taxes in 2007.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Morrison & Foerster LLP, New York, New York will pass upon certain legal matters for the underwriters in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus supplement. This prospectus supplement, which is part of that registration statement, contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room. We make available free of charge through our web site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the filing of this prospectus supplement and prior to the sale of all the securities covered by this prospectus supplement.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008.

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

•	Our current reports on Form 8-K dated January 6, 2009, March 6, 2009, April 27, 2009, May 19, 2009 and June 2, 2009.

•	The description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A/A filed with the SEC and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.

•	Any documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this prospectus supplement and before the termination of the offering of the securities offered hereby.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus supplement.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Pinnacle Financial Partners, Inc.
The Commerce Center
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
Attention: Investor Relations
Telephone: (615) 744-3700

PROSPECTUS

$150,000,000

PINNACLE FINANCIAL PARTNERS, INC.

Common Stock
Preferred Stock
Warrants
Debt Securities
Depositary Shares
Units

Pinnacle Financial Partners, Inc. may offer, issue and sell from time to time, together or separately, in one or more offerings any combination of (i) our common stock, (ii) our preferred stock, which we may issue in one or more series, (iii) warrants, (iv) senior or subordinated debt securities, (v) depositary shares and (vi) units, up to a maximum aggregate offering price of $150,000,000. The debt securities may consist of debentures, notes, or other types of debt. The debt securities, preferred stock and warrants may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. The preferred stock may be represented by depositary shares. The units may consist of any combination of the securities listed above.

We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated or deemed incorporated by reference in this prospectus, carefully before you make your investment decision. Our common stock is listed on the NASDAQ Global Select Market and trades on that exchange under the symbol “PNFP.” On May 28, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $14.25 per share. You are urged to obtain current market quotations of the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is June 4, 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we, and certain holders of our securities, may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Pinnacle Financial” or the “Company” as used in this prospectus refer to Pinnacle Financial Partners, Inc. and its subsidiaries, including Pinnacle National Bank, which we sometimes refer to as “Pinnacle National,” the “bank,” our “bank subsidiary” or our “bank,” except that such terms refer to only Pinnacle Financial and not its subsidiaries in the sections entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Units.”

PINNACLE FINANCIAL PARTNERS, INC.

We are the second-largest bank holding company headquartered in Tennessee, with approximately $5.0 billion in assets as of March 31, 2009. Incorporated on February 28, 2000, Pinnacle Financial is the parent of Pinnacle National Bank and owns 100% of the capital stock of Pinnacle National Bank. The primary business of Pinnacle Financial is operating Pinnacle National. As of March 31, 2009, we had total deposits of approximately $3.8 billion and shareholders’ equity of approximately $631.6 million.

As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. We are required to file reports with the Federal Reserve Board and are subject to regular examinations by that agency.

Our principal executive offices are located at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and our telephone number at these offices is (615) 744-3700. Our internet address is www.pnfp.com.

Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

PINNACLE NATIONAL BANK

Our bank, Pinnacle National, is a national bank organized under the laws of the United States. At March 31, 2009, the bank was the second largest bank, based on asset size, headquartered in Tennessee, with approximately $5.0 billion in assets. Pinnacle National operates as an urban community bank serving the Nashville-Davidson-Murfreesboro-Franklin MSA, which we refer to as the Nashville MSA, and the Knoxville MSA. As an urban community bank, Pinnacle National provides the personalized service most often associated with small community banks, while offering the sophisticated products and services, such as investments and treasury management, often associated with larger financial institutions. Pinnacle National’s principal business is to originate loans and fund such loans with customers’ deposits obtained through its banking clients. Our bank also offers investment, trust and insurance services. We contract with Raymond James Financial Service, Inc., or RJFS, a registered broker-dealer and investment adviser, to offer and sell various securities and other financial products to the public from our bank’s locations. Pinnacle National also maintains a trust department which provides fiduciary and investment management services for individual and institutional clients. Account types include personal trust, endowments, foundations, individual retirement accounts, pensions and custody. We have also established Pinnacle Advisory Services, Inc., a registered investment advisor, to provide investment advisory services to our clients. Additionally, Miller Loughry Beach Insurance and Services, Inc., a wholly-owned subsidiary of Pinnacle National, provides insurance products, particularly in the property and casualty area, to our clients. We derive income principally from interest charged on loans, and to a lesser extent, from fees received in connection with the sale and servicing of loans, deposit services, insurance commissions and interest earned and gains realized on the sale of investments. The bank’s principal expenses are interest expense on deposits and borrowings, operating expenses, provisions for loan losses and income tax expenses.

As of March 31, 2009, Pinnacle National had 33 banking offices located throughout the Nashville and Knoxville MSAs and employed 736 full-time equivalent associates.

Pinnacle National’s deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable limits. Our competitors include larger, multi-state banks, commercial banks, savings and loan associations, consumer and commercial finance companies, credit unions and other financial services companies.

Our bank is subject to comprehensive regulation, examination and supervision by the Office of the Comptroller of the Currency and the FDIC.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends. Before we issued the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, which is referred to as the Series A preferred stock in this prospectus, to the United States Treasury Department on December 12, 2008, no shares of our preferred stock were outstanding.

Ratio of Earnings to Fixed Charges

	Three Months Ended		Years Ended December 31,
	March 31, 2009		2008		2007		2006		2005		2004

Excluding interest on deposits	1.97	x	3.91	x	3.44	x	4.03	x	4.14	x	5.73	x
Including interest on deposits	1.14	x	1.47	x	1.44	x	1.54	x	1.65	x	2.01	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Three Months Ended		Years Ended December 31,
	March 31, 2009		2008		2007		2006		2005		2004

Excluding interest on deposits	1.62	x	3.84	x	3.44	x	4.03	x	4.14	x	5.73	x
Including interest on deposits	1.13	x	1.47	x	1.44	x	1.54	x	1.65	x	2.01	x

RISK FACTORS

An investment in our securities involves significant risks. You should read and carefully consider the risks and uncertainties and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus, and in the documents and reports we file with the SEC after the date of this prospectus which are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The words “expect”, “anticipate”, “intend”, “consider”, “plan”, “believe”, “seek”, “should”, “estimate”, and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These statements should be considered subject to various risks and uncertainties, and are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Pinnacle Financial’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors including, without limitation those described above under “Risk Factors,” and (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) greater than anticipated deterioration in the economy in the Nashville and Knoxville, Tennessee areas, particularly in commercial and residential real estate markets, (iii) rapid fluctuations or unanticipated changes in interest rates, (iv) reduced ability to expand because of capital constraints or regulatory policies, (v) changes in state or federal legislation or regulations applicable to financial service providers, including banks, (vi) increased competition with other financial institutions and (vii) the impact of governmental restrictions on entities participating in the United States Treasury Department’s Capital Purchase Program. Many of these risks factors are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. Pinnacle Financial does not intend to update or reissue any forward-looking statements contained in this report as a result of new information or other circumstances that may become known to Pinnacle Financial.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include acquisitions, capital expenditures, investments, and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.pnfp.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

•	Our Current Reports on Form 8-K dated January 6, 2009, March 6, 2009, April 27, 2009 and May 19, 2009.

•	The description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A/A filed with the SEC and dated January 12, 2009, including all amendments and reports filed for purposes of updating such description.

•	Any documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing of this prospectus and before the termination of the offering of the securities offered hereby.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Pinnacle Financial Partners, Inc.
The Commerce Center
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
Attention: Investor Relations
Telephone: (615) 744-3700

DESCRIPTIONS OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares and units that we may offer and sell from time to time. We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to Pinnacle Financial’s amended and restated charter and bylaws, the Tennessee Business Corporation Act and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our amended and restated charter and bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated charter and bylaws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

The authorized capital stock of Pinnacle Financial consists of 90 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value. As of May 19, 2009, 24,061,494 shares of Pinnacle Financial common stock were outstanding, and 95,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A were outstanding. The remaining shares of preferred stock, other than the shares currently issued as Series A preferred stock, may be issued in one or more series with those terms and at those times and for any consideration as the Pinnacle Financial board of directors determines.

The outstanding shares of Pinnacle Financial common stock are fully paid and nonassessable. Holders of Pinnacle Financial common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Pinnacle Financial common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The Pinnacle Financial common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.

Subject to the preferences applicable to any shares of Pinnacle Financial preferred stock outstanding at the time, including the Series A preferred stock, holders of Pinnacle Financial common stock are entitled to, in the event of liquidation, share ratably in all assets remaining after payment of liabilities.

Election of Directors

Pinnacle Financial’s amended and restated charter and bylaws provide that the Pinnacle Financial board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Pinnacle Financial are elected at each annual meeting of the shareholders. In addition, Pinnacle Financial’s bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the Pinnacle Financial board of directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of Pinnacle Financial through an increase in the number of directors on the Pinnacle Financial board of directors and the election of designated nominees to fill newly created vacancies.

In the event that Pinnacle Financial fails to pay dividends on the Series A preferred stock for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting Pinnacle Financial’s board of directors will be increased by two. Holders of the Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of Pinnacle Financial’s board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.

Dividends

Holders of Pinnacle Financial’s common stock are entitled to receive dividends when, as and if declared by Pinnacle Financial’s board of directors out of funds legally available for dividends. Pinnacle Financial has never declared or paid any dividends on its common stock. In order to pay any dividends, Pinnacle Financial will need to receive dividends from Pinnacle National or have other sources of funds. As a national bank, Pinnacle National can only pay dividends to Pinnacle Financial if it has retained earnings for the current fiscal year and the preceding two fiscal years, and if it has a positive retained earnings account. At March 31, 2009, Pinnacle National’s retained earnings available for dividends were $55.4 million. In addition, its ability to pay dividends or otherwise transfer funds to Pinnacle Financial is subject to various regulatory restrictions.

Pursuant to the purchase agreement between Pinnacle Financial and the Treasury, we agreed that, beginning December 12, 2008, for a period of three years, unless we have redeemed the Series A preferred stock or the Treasury has transferred the Series A preferred stock to a third party, the consent of the Treasury will be required for us to (i) declare or pay any dividend or make any distribution on our common stock or (ii) redeem, purchase or acquire any shares of common stock or other equity or capital securities of Pinnacle Financial, or any trust preferred securities issued by us or an affiliate of ours, other than the Series A preferred stock, other than in connection with benefit plans consistent with past practice and in certain other circumstances specified in the purchase agreement.

Pinnacle Financial’s ability to pay dividends to its shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to its common stock and other factors deemed relevant by Pinnacle Financial’s board of directors. Pinnacle Financial currently intends to retain any future earnings to fund the development and growth of the company’s business. Therefore, Pinnacle Financial does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Corporate Transactions

Pinnacle Financial’s amended and restated charter, with exceptions, requires that any merger or similar transaction involving Pinnacle Financial or any sale or other disposition of all or substantially all of Pinnacle Financial’s assets will require the affirmative vote of a majority of its directors then in office and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the transaction. However, if Pinnacle Financial’s board of directors has approved the particular transaction by the affirmative vote of two-thirds of the entire board, then the applicable provisions of Tennessee law would govern and subject to the terms of the Series A preferred stock, shareholder approval of the transaction would require only the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the transaction. Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the amendment; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of Pinnacle Financial’s stock entitled to vote on the amendment.

Pinnacle Financial’s charter describes the factors that its board of directors must consider in evaluating whether an acquisition proposal made by another party is in Pinnacle Financial’s shareholders’ best interests. The term “acquisition proposal” refers to any offer of another party to:

•	make a tender offer or exchange offer for Pinnacle Financial’s common stock or any other equity security of Pinnacle Financial;

•	merge or combine Pinnacle Financial with another corporation; or

•	purchase or otherwise acquire all or substantially all of the properties and assets owned by Pinnacle Financial.

The board of directors, in evaluating an acquisition proposal, is required to consider all relevant factors, including:

•	the expected social and economic effects of the transaction on Pinnacle Financial’s employees, clients and other constituents, such as its suppliers of goods and services;

•	the payment being offered by the other corporation in relation to (1) Pinnacle Financial’s current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors’ estimate of Pinnacle Financial’s future value as an independent company at the time of the proposal; and

•	the expected social and economic effects on the communities within which Pinnacle Financial operates.

Pinnacle Financial has included this provision in its amended and restated charter because serving its community is one of the reasons for organizing Pinnacle National. As a result, the board of directors believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of the common stock at the time of the proposal.

While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, the board believes it is appropriate also to consider all other relevant factors. For example, the board will evaluate what is being offered in relation to the current value of Pinnacle Financial at the time of the proposal as determined in a freely negotiated transaction and in relation to the board’s estimate of the future value of Pinnacle Financial as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Pinnacle Financial’s current value, but also its future value.

One effect of the provision requiring Pinnacle Financial’s board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In Pinnacle Financial’s board’s opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire the company through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging Pinnacle Financial in costly litigation.

The applicable charter provisions would not make an acquisition proposal regarded by the board as being in Pinnacle Financial’s best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in Pinnacle Financial’s best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

Any amendment of this provision adopted by less than two-thirds of the entire board of directors would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock; otherwise, the amendment would only require the affirmative vote of at least a majority of the outstanding shares of common stock.

Pinnacle Financial’s amended and restated charter provides that all extraordinary corporate transactions must be approved by two-thirds of the directors and a majority of the shares entitled to vote or a majority of the directors and two-thirds of the shares entitled to vote.

In addition to the provisions described above with respect to board and shareholder approval required for certain corporate transactions, for so long as any shares of Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by Pinnacle Financial’s amended and restated charter, the vote or consent of the holders of at least 66 2/3% of the shares of Series A preferred stock at the time outstanding, voting separately as a single class, is also necessary for effecting or validating any consummation of a binding share exchange or reclassification involving the Series A preferred stock or of a merger or consolidation of Pinnacle Financial with another entity, unless the shares of Series A preferred stock remain outstanding following any such transaction or, if Pinnacle Financial is not the surviving entity, are converted into or exchanged for preference securities of the surviving entity and such remaining outstanding shares of Series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A preferred stock, taken as a whole.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such a person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to Pinnacle Financial because its amended and restated charter does not contain a specific provision “opting in” to the act as is required.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”) and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to Pinnacle Financial, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.

The Tennessee Business Combination Act generally prohibits a “business combination” by Pinnacle Financial or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. Pinnacle Financial or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Pinnacle Financial’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Pinnacle Financial stock.

Pinnacle Financial’s charter does not have special requirements for transactions with interested parties; however, all business combinations, as defined above, must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Pinnacle Financial may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Pinnacle Financial or Pinnacle Financial makes an offer, or at least equal value per share, to all shareholders of such class.

Indemnification

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Pinnacle Financial’s amended and restated charter provides that it will indemnify its directors and officers to the maximum extent permitted by the TBCA. Pinnacle Financial’s bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that Pinnacle Financial will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes Pinnacle Financial with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that Pinnacle Financial will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the directors or officer acted in a manner he or she in good faith believed to be in or not opposed to Pinnacle Financial’s best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Pinnacle Financial’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Pinnacle Financial’s amended and restated charter and bylaws also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Pinnacle Financial can also provide for greater indemnification than is provided for in the bylaws if Pinnacle Financial chooses to do so, subject to approval by its shareholders and the limitations provided in its amended and restated charter as discussed in the subsequent paragraph.

Pinnacle Financial’s amended and restated charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to Pinnacle Financial and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•	a breach of the director’s duty of loyalty to Pinnacle Financial or its shareholders;

•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

Pinnacle Financial’s amended and restated charter does not eliminate or limit Pinnacle Financial’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that Pinnacle Financial may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not Pinnacle Financial would have had the power to indemnify against such liability.

Transfer Agent

Registrar and Transfer Company serves as the registrar and transfer agent for our common stock.

DESCRIPTION OF PREFERRED STOCK

We summarize below some of the provisions that will apply to the preferred stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We have authority to issue 10 million shares of preferred stock. As of May 19, 2009, 95,000 shares of our preferred stock were outstanding, all of which are shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Our board of directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

Prior to the issuance of a new series of preferred stock, we will amend our amended and restated charter, designating the stock of that series and the terms of that series. Each series of preferred stock that we issue will constitute a separate class of stock. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to our amended and restated charter for complete information regarding a series of preferred stock.

The preferred stock will, when issued against payment of the consideration payable therefor, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue, together with other securities or separately, warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the maximum or minimum number of warrants which may be exercised at any time;

•	the identity of the warrant agent;

•	any mandatory or optional redemption provision;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the amount of such principal amounts of debt securities or such number of shares of common stock or preferred stock or other securities at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

Modification of the Warrant Agreement

The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and a trustee to be designated prior to the issuance of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“senior debt securities”), our senior subordinated debt (“senior subordinated debt securities”), our subordinated debt (“subordinated debt securities”) or our junior subordinated debt (“junior subordinated debt securities” and, together with the senior subordinated debt securities and the subordinated debt securities, the “subordinated securities”). Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

We have summarized herein certain terms and provisions of the form of indenture (the “indenture”). The summary is not complete and is qualified in its entirety by reference to the actual text of the indenture. The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time which securities may be in any currency or currency unit designated by us. The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	the limit, if any, upon the aggregate principal amount or issue price of the securities of a series;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	the price or prices at which the debt securities will be issued;

•	the designation, aggregate principal amount and authorized denominations;

•	the issue date or dates of the series and the maturity date of the series;

•	whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the interest rate, if any, and the method for calculating the interest rate and basis upon which interest shall be calculated;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the currency of denomination of the securities;

•	the place where we will pay principal, premium, if any, and interest, if any, and the place where the debt securities may be presented for transfer;

•	if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	the dates on which premium, if any, will be paid;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and

•	other specific terms, including any additional events of default or covenants.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in any applicable prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

We may structure one or more series of subordinated securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

The debt securities will represent our general unsecured obligations. We are a non-operating holding company and almost all of the operating assets of us and our consolidated subsidiaries are owned by our subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from our bank, Pinnacle National. Pinnacle National is subject to restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by Pinnacle National is subject to ongoing review by banking regulators. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities. The indenture does not limit the incurrence or issuance of our secured or unsecured debt including senior indebtedness.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

The indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets

The indenture prohibits us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, unless:

•	either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all our or our subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities and the due performance of every covenant of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•	immediately after giving effect to such transactions, no Event of Default described under the caption “Events of Default and Remedies” below or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions relating to merger, consolidation and sale of assets.

Upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our subsidiaries’ assets to any person, the successor person shall succeed, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Events of Default and Remedies

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4) default in the performance, or breach, of any covenant or warranty in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice of such default from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(6) any other Events of Default provided with respect to debt securities of that series that is set forth in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time. Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of not less than 51% of the aggregate principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

No holder of any debt security may seek to institute a proceeding with respect to the indenture unless such holder has previously given written notice to the trustee of a continuing Event of Default, the holders of not less than 51% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to institute proceedings in respect of the Event of Default, the holder or holders have offered reasonable indemnity to the trustee and the trustee has failed to institute such proceeding within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default actually known to a responsible officer of the trustee, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after receiving notice of any default, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. In the case of a default specified in clause (4) above describing Events of Default, no notice of default to the holders of the debt securities of that series will be given until 60 days after the occurrence of the event of default.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with the covenant described under “— Merger, Consolidation or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors or co-obligors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	add additional provisions as may be expressly permitted by the Trust Indenture Act;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the maturity date or the stated payment date of any payment of premium or interest payable on the debt securities;

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	change the method of computing the amount of principal or any interest of any debt security;

•	change or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid or the place of payment;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking or priority of the debt securities of any series; or

•	release any guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount; or

•	U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same Federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same Federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	if prior to the stated maturity date, notice shall have been given in accordance with the provisions of the indenture;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company (“DTC”) will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indenture and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NASDAQ or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as principal or agent of Pinnacle Financial. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities.

Sales Through Underwriters

If underwriters are used in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved. The terms of such sales will be described in the applicable prospectus supplement.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement. Any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the Registration Statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus may also be used in connection with any issuance of common stock or preferred stock upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pinnacle Financial as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 consolidated financial statements refers to a change in accounting for split dollar life insurance arrangements in 2008 and a change in accounting for uncertainty in income taxes in 2007.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

PROSPECTUS SUPPLEMENT

PROSPECTUS

           Shares

Common Stock

PROSPECTUS SUPPLEMENT

RAYMOND JAMES

June   , 2009